 CONSULTING SERVICES AGREEMENT

This Agreement is made and entered into as of the 22nd day of July 2019 between Park Consultants LLC (“Consultant”), with an address of c/o Witman Stadtmauer, P.A., 26 Columbia Turnpike, Suite 100, Florham Park, NJ 07932-2246 and ParkerVision, Inc. (“Company”), a Florida corporation, having offices at 7915 Baymeadows Way, Suite 400, Jacksonville, Florida 32256.

In consideration of the mutual promises made herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Engagement. The Company hereby engages the Consultant, to act as special advisor to the Chief Executive Officer (“CEO”) with regard to a range of business strategies including patent reform lobbying, enforcement of intellectual property and other related enforcement matters including introductions to relevant professional firms and assisting the CEO with management of matters and relationships that may result from the Company pursuing recommended business strategies (“Services”).

It is understood and acknowledged by the parties that the value of Consultant’s Services is not susceptible of quantification and that, although Consultant shall be obligated to render the Services contemplated by this Agreement upon the reasonable request of the Company, Consultant shall not be obligated to spend any specific amount of time in so doing.  Further, in rendering Services under this Agreement, Consultant may use mailing lists, fax lists, email lists, business and/or industry company lists which are proprietary and owned by the Consultant.

2. Retainer. At the time of signing of this Agreement, the Company will deliver to Consultant a non-refundable account retainer payment of 1,800,000 warrants for the purchase of shares of the Company’s common stock at an exercise price of $0.10 per share (“Warrant Shares”). The Company and Consultant have agreed that for the purposes hereof, the aggregate value of the Warrant Shares is $180,000 (the “Retainer Amount”). The Company and Consultant further acknowledge and agree that the Retainer Amount will be credited against Consultant’s monthly fee.

Consultant acknowledges that (i) he is acquiring the Warrant Shares for its own account, for the purposes of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities laws; (ii) the Warrant Shares are not registered under any federal or state securities laws and certificates representing the Warrant Shares will be bear a legend accordingly; (iii) he will not sell, convey, transfer or offer for sale the Warrant Shares except in compliance with the terms of the Securities Act of 1933, as amended, any applicable state securities laws or pursuant to an exemption therefrom; (iv) he has access to all reports that the Company has filed with the U.S. Securities and Exchange Commission, and anything else which Consultant has requested relating to the foregoing and has been afforded an opportunity to obtain any additional information it deems necessary or advisable to evaluate its acquisition of the Warrant Shares; (v) he believes that it has been fully apprised of all facts and circumstances necessary to permit it to make an informed decision about acquiring the Warrant Shares; (vi) he has sufficient knowledge and experience in business and financial matters and is capable of evaluating the merits and risk of holding the Warrant Shares; (vii) he has the capacity to protect its own interests in connection with the acquisition of the Warrant Shares; (viii) he may be required to hold the Warrant Shares for an indefinite period; and (ix) it can bear the loss of the entire value of the Warrant Shares.

3. Compensation. Consultant will be paid a fee for Services of $10,000 per month over the Term.

4. Financial and Other Materials. The Company agrees to furnish to Consultant all of its publicly available disclosure and filing materials, financial statements, business plans, promotional materials, annual reports and press releases when generally made available to the public. In addition, the Company will provide to Consultant such other public information about the Company which Consultant reasonably requests in order to provide the service obligations under this Agreement.

5. Company Representations. The Company hereby represents and warrants that all services, opinions and advice (written or oral) given by Consultant to the Company in connection with Consultant’s engagement under this Agreement are intended solely for the benefit and use of the Company.

6. Company Information. The Company recognizes and confirms that, in providing the services to the Company, Consultant will use and rely on data, material and other information furnished to Consultant by the Company, without independently verifying the accuracy, completeness or veracity of same. With permission by the Company, Consultant may disseminate through the use of postal, courier, print, Internet and web media and advertisement, data, material or other information furnished to him by the Company.

7. Confidentiality. Consultant will hold in confidence any confidential information that the Company provides either orally or in writing to Consultant pursuant to this Agreement. Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Consultant; (ii) of which he had independent knowledge prior to disclosure; (iii) which comes into the possession of Consultant in the normal and routine course of his own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Consultant by laws, rules or regulations. If Consultant is requested or required to disclose any confidential information supplied to him by the Company, Consultant shall, unless prohibited by law, promptly notify the Company of this request(s) so that the Company may seek an appropriate protective order.

8. Business Activities. The Company acknowledges that Consultant or his affiliates are in the business of providing business and corporate development consulting advice to others. Nothing herein contained shall be construed to limit or restrict Consultant in conducting any business, or in rendering any advice to others, provided that Consultant complies with the requirements of Section 7 (Confidentiality) of this Agreement.

9. Term. This Agreement shall commence as of July 1, 2019 and will continue through the 18-month anniversary of the date of the Agreement (the “Term”). This Agreement may be terminated by either party with sixty (60) days advance written notice. In the event the Agreement is terminated by Consultant, Consultant agrees to return to the Company the cash value of the unapplied retainer. In the event the Agreement is terminated by the Company, the Company shall be subject to a termination fee in an amount equal to the unapplied retainer balance.

10. Indemnification.

(a) The Company agrees to indemnify and hold harmless Consultant, its employees, agents, representatives and controlling persons from and against any and all losses, claims, damages, liabilities, costs and expenses of or resulting from any suits, actions, investigations or other proceedings (collectively, “Damages”), including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly or indirectly caused by, relating to, based upon or arising out of any action or omission by the Company, or the rendering by Consultant of services pursuant to this Agreement, so long as it is not finally determined in any judicial proceeding that Consultant shall not have engaged in intentional or willful misconduct, or shall have acted grossly negligent, in connection with the services provided which form the basis of the claim for indemnification. This paragraph shall survive the termination of this Agreement.

11. Independent Contractor. Consultant shall perform its services hereunder as an independent contractor and not as an employee or agent of the Company or any affiliate thereof. Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing from time to time.

12. Cooperation. The parties agree to execute and deliver such documents and instruments, whether expressly provided for herein or not, as may be necessary or appropriate to effectuate any of the provisions of this Agreement.

13. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived, except in a writing signed by both parties. If any provision of this Agreement is found to be invalid or unenforceable, the remainder of the Agreement or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby, and each provision of this Agreement will be valid and be enforced to the fullest extent permitted by law. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns. This Agreement may be executed in counterparts. Notices under this Agreement will be sufficient if in writing and sent by certified mail or through a reputable overnight carrier such as Federal Express to the address of the recipient stated above and will be deemed given on the date sent. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without giving effect to conflict of laws and any dispute arising here from shall be resolved exclusively by the Courts located in Orlando Florida.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

Park Consultants LLC	ParkerVision, Inc

By:	By:
Name: Jeffrey L. Parker
Title: Chief Executive Officer